Exhibit 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2, dated as of November 16, 2006 (the “Amendment”), is between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, Inc., as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of October 30, 2002, as amended on December 24, 2003 (as so amended, the “Rights Agreement”); and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Amendments to Section 1.

(a)       The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(a)  “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares of the Company for or pursuant to the terms of any such plan.  Notwithstanding the foregoing, (i) following the Closing Date (as such term is hereinafter defined), no Purchaser (as such term is hereinafter defined) shall be deemed an Acquiring Person by virtue of such Purchaser being the Beneficial Owner of any Securities (as such term is hereinafter defined) acquired pursuant to the terms of any of the Transaction Documents (as such term is hereinafter defined); provided that if any Purchaser acquires Beneficial Ownership of any Common Shares of the Company other than pursuant to the terms of any of the Transaction Documents and, immediately following such acquisition, such Purchaser Beneficially Owns 15% or more of the Common Shares of the Company then outstanding (including by virtue of its Beneficial Ownership of Securities), such Purchaser shall be deemed to have become an Acquiring Person as a result of such acquisition, and (ii) no Person (including any Purchaser) shall be or become an “Acquiring Person” as the result of an acquisition of Common Shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall be or become the Beneficial

Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall thereafter become the Beneficial Owner of any additional Common Shares of the Company (other than, in the case of any Purchaser, pursuant to the terms of any Transaction Documents), then such Person shall be deemed to be an “Acquiring Person.”  Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.”

(b)       The definitions of “BVF” and “BVF Percentage” in Sections 1(e) and (f) of the Rights Agreement are hereby deleted in their entirety.

(c)       The definition of “Securities Purchase Agreement” in Section 1(t) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(t)          Securities Purchase Agreement” shall mean the Securities Purchase Agreement dated as of December 24, 2003, among the Company and the purchasers indicated on the signature pages thereto (such Persons, together with their permitted assigns under the Securities Purchase Agreement, are referred to herein as the “Purchasers”); capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Securities Purchase Agreement.”

Section 2.       Amendment to Section 3(c).  The first sentence of the legend in Section 3(c) of the Rights Agreement is hereby amended in its entirety to read as follows:

“This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Arena Pharmaceuticals, Inc. (the “Company”) and Computershare Trust Company, Inc. (the “Rights Agent”) dated as of October 30, 2002, as amended on December 24, 2003 and November 16, 2006 (as so amended, the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company.”

Section 3.       Amendment to Section 26.  The address and person to whom a copy of the notice or demand given or made to or on the Company is hereby amended in its entirety to read as follows:

“Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

Fax No:  (212) 822-5680

Attention: Robert S. Reder, Esq.’’

Section 4.       Amendment to Exhibit B.  The first sentence of the first paragraph of Exhibit B of the Rights Agreement is hereby amended in its entirety to read as follows:

“This certifies that                                , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of October 30, 2002, as amended on December 24, 2003 and November 16, 2006 (as so amended, the “Rights Agreement”), between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, Inc., as Rights Agent (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., Eastern time, on October 30, 2012 at the principal office of the Rights Agent, or at the office of its successor as Rights Agent, one one-hundredth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, par value $.0001 per share (the “Preferred Shares”), of the Company, at a purchase price of $36 per one one-hundredth of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed.”

Section 5.       Amendments to Exhibit C.

(a)       The last sentence of the first paragraph of Exhibit C of the Rights Agreement is hereby amended in its entirety to read as follows:

“The description and terms of the Rights are set forth in a Rights Agreement dated as of October 30, 2002, as amended on December 24, 2003 and November 16, 2006 (as so amended, the “Rights Agreement”) between the Company and Computershare Trust Company, Inc., as Rights Agent (the “Rights Agent”).”

(b)       The second paragraph of Exhibit C of the Rights Agreement is hereby amended in its entirety to read as follows:

“Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares of the Company (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.”

(c)           The thirteenth paragraph of Exhibit C of the Rights Agreement is hereby amended in its entirety to read as follows:

“At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”).  The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish.”

Section 6.       Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7.       Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 8.       Counterparts.  This Amendment may be executed by facsimile and in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 9.       Effect of Amendment.  Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

ARENA PHARMACEUTICALS, INC.

By:	/s/ Jack Lief
Name: Jack Lief
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, INC.

By:	/s/ Kellie Gwinn
Name: Kellie Gwinn
Title: Vice President

By:	/s/ Ian Yewer
Name: Ian Yewer
Title: President